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                                                                    EXHIBIT 4.47

                          MANAGEMENT SERVICES AGREEMENT


                                     between


                         DURBAN ROODEPOORT DEEP LIMITED
                        (REGISTRATION NO. 1895/000926/06)
                                     ("DRD")


                                       and


                      KHUMO BATHONG HOLDINGS (PTY) LIMITED
                        (REGISTRATION NO. 1998/007546/07)
                                     ("KBH")


                                       and


                         CROWN GOLD RECOVERIES (PTY) LTD
                         (REGISTRATION NO. 88/05115/07)
                                    ("CROWN")


WHEREAS Crown and DRD entered into a services agreement on 4 May 2000 and wish to amend the terms and conditions thereof.

AND WHEREAS Crown, DRD and KBH agree to the following new terms and conditions of the services agreement.

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1.      DURATION

1.1 This agreement shall commence on 1 July 2002 and endure for an initial fixed period of 12 (twelve) months, whereafter it will be automatically renewed for further annual periods until terminated either:

1.1.1 by any party on 3 (three) months written notice given prior to the expiry of any annual period;

                        or

1.1.2 upon the final cessation by Crown of mining and related activities (including, in amplification and not in limitation, reclamation and dump recovery operations and the like, realisation of assets).

1.2 Prior to each annual renewal date, DRD and KBH agree to review the specific services and remuneration charges for the following year.


2.      NOW THEREFORE IT IS AGREED:

2.1 That DRD and KBH shall provide to Crown the services set out in paragraph 3, for which they will be remunerated on the basis of this agreement.

2.2 Crown acknowledges that it is aware that DRD acts in the same or similar capacity for other companies and agrees that DRD shall be entitled to continue to do so and, accordingly, that the services will not be available to Crown on an exclusive full-time basis.


3.      SPECIFIC SERVICES TO BE RENDERED

        DRD and KBH shall provide Crown with the following specific services:

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
                DRD                                        KBH
                ---                                        ---
3.1             Executive services                         Executive services
                (2 Executives)                             (1 Executive)

3.2             Financial management

3.3             Gold administration and hedging

3.4             Engineering services

3.5             Metallurgical services

3.6                                                        Public relations services

3.7             Mineral resource services

3.8             Critical equipment pool services

3.9             Human resources strategic direction        Human resources strategic
                                                           direction

3.10            Industrial relations, training             Industrial relations, training

3.11            Legal services                             Legal services

3.12            Environmental services

3.13            Payroll administration and consultation

3.14            Contracts and insurance services

3.15            Secretarial services

3.16            Treasury services.

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                                                                          Page 4

4.      REMUNERATION CHARGE

4.1 The monthly charge payable by Crown to DRD and KBH for the specific services rendered and to be rendered by DRD and KBH to Crown in terms of the agreement shall be:

                        R700 000 (seven hundred thousand Rand) per month to DRD R300 000 (three hundred thousand Rand) per month to KBH.

4.2 The charge for each month shall be payable monthly in arrears on the last working day of each month. The amounts payable as per
                4.1 are exclusive of VAT.

4.3             Should Crown request DRD or KBH to provide:

4.3.1 services other than those specifically set out in paragraph 3; or

4.3.2 services which may fall within the general categories set out in paragraph 3 but which go beyond those required in the ordinary and normal course of Crown's business or are of an extraordinary nature, then the fees payable to DRD or KBH shall be that amount as may be agreed upon between DRD or KBH and Crown when those services are requested.


5.      LIMITATION OF LIABILITY

        Neither DRD nor KBH nor their directors or employees shall be responsible for any liability, loss or damage suffered or incurred by Crown, its employees, agents, contractors, invitees, guests or any other persons whosoever, whether or not such liability, loss or damage is caused or incurred through or as a result of any act or omission or the negligence of DRD or KBH, their employees or agents, or otherwise howsoever, and Crown hereby indemnifies and holds harmless DRD or KBH against any claim by any such employee, agent, contractor, invitee, guest or other person and all legal costs which may be incurred by or awarded against DRD or KBH in respect of or arising out of such claim.

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6.      FORCE MAJEURE

6.1 If either DRD or KBH is rendered unable, wholly or in part, by "force majeure" to carry out any obligation under this agreement, DRD or KBH shall give prompt notice to Crown of such force majeure with full particulars thereof and insofar as known the probable extent to which it will be unable to perform or be delayed in performing such obligation, whereupon such obligation of DRD or KBH shall be suspended so far as it is affected by such force majeure during but not longer than the continuance thereof. In the event of a substantial and material portion of the obligations of DRD or KBH being so suspended for a period exceeding 6 (six) months, either party shall be entitled to terminate this agreement upon 30 (thirty) days' written notice.

6.2 For the purpose of 6.1, "force majeure" shall mean an act of God, strike, lock-out, act of public enemy, war (declared or undeclared), blockade, revolution, riot, insurrection, civil commotion, lightning, fire, storm, flood, explosion, governmental act or restraint, embargo, unavailability of equipment or transport and other cause whether of a kind specifically set out above or otherwise, which is not reasonably within the control of DRD or KBH and whether of a temporary or permanent nature.


7.      ARBITRATION

7.1 Any dispute arising out of this Agreement or the interpretation thereof, both while in force and after its termination, shall be submitted to and determined by arbitration. Any party may demand arbitration by notice in writing to the other parties. Such arbitration shall be held in Johannesburg unless otherwise agreed to in writing and shall be held in summary manner with a view to it being completed as soon as possible.

7.2 There shall be 1 (one) arbitrator who shall be, where the question and issue is:

7.2.1 primarily an accounting matter, an independent chartered accountant of 10 (ten) years standing;

7.2.2                   primarily a legal matter, a practising Senior Counsel;
                        or

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                                                                          Page 6

7.2.3 primarily a technical matter, a suitably qualified person.

7.3 The appointment of the arbitrator shall be agreed upon between the parties in writing but, failing agreement between them, within a period of 14 (fourteen) days after the arbitration has been demanded in terms of clause 7.1, any party shall be entitled to request the President for the time being of the Law Society of the Northern Provinces to make the appointment and, in making his appointment, to have regard to the nature of the dispute.

7.4 The arbitrator shall have the powers conferred upon an arbitrator under the Arbitration Act, 1965 (as amended) but shall not be obliged to follow the procedures prescribed in that Act and shall be entitled to decide on such procedures as he may consider desirable for the speedy determination of the dispute, and in particular, he shall have the sole and absolute discretion to determine whether and to what extent it shall be necessary to file pleadings, make discovery of documents or hear oral evidence.

7.5 the decision of the arbitrator shall be final and binding on the parties and may be made an order of any court of competent jurisdiction. The parties hereby submit themselves to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa, or any successor thereto, should any Party wish to make the arbitrator's decision an order of that Court.

8.      DOMICILIA

        The parties choose as their respective DOMICILIA CITANDI ET EXECUTANDI for all purposes connected with this agreement, the following addresses, namely:

8.1             DRD:    Physical Address:   DRD Building
                                            45 Empire Road
                                            Parktown
                                            Johannesburg

                        Postal Address:     P O Box 390
                                            Maraisburg, 1700

                        Fax no:             482-1022

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                                                                          Page 7

8.2             KBH:    Physical Address:   ERPM Main Office
                                            Corner Main Reef and Pretoria Roads
                                            Boksburg

                        Postal Address:     P O Box 11200
                                            Rynfield
                                            Benoni 1514

                        Fax no:             917-2542

8.3             Crown:  Physical Address:   Off Crownwood Road
                                            Crown Mines

                        Postal Address:     Private Bag X9
                                            Crown Mines 2025

                        Fax no:             835-2922

9.      CONFIDENTIALITY

9.1 No party shall make any announcement or statement regarding this agreement or its content without first having obtained the others' approval and prior written consent to such announcement or statement and its terms.

9.2 The provisions of 9.1 shall not apply in respect of any announcement or statement which any of the parties is legally obliged to make by virtue of its shares being listed on either the JSE Securities Exchange, South Africa or any other exchange, provided that the party concerned shall consult with the other parties prior to making any announcement or statement contemplated in this clause 9.2.

9.3 No party to this agreement shall disclose the contents of this agreement to any person other than its bankers and to those of its employees who need to have such knowledge for the proper performance of their duties.


SIGNED at Johannesburg on this 30th day of August 2002.

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                                                                          Page 8

                                    For:  DURBAN ROODEPOORT DEEP, LIMITED

                                          /s/ Mark Wellesley-Wood
                                          --------------------------------------
                                          Director


SIGNED at Johannesburg on this 1st day of October 2002.


                                    For:  KHUMO BATHONG HOLDINGS (PTY) LIMITED

                                          /s/ M.P.M. Ncholo
                                          --------------------------------------
                                          Director


SIGNED at Johannesburg on this the 26th day of September 2002.


                                    For:  CROWN GOLD RECOVERIES (PTY) LTD

                                          /s/ M.P. Ncholo
                                          --------------------------------------
                                          Director


[LAST SIGNED ON 1 OCTOBER 2002]